EXHIBIT 10.12

KEYSIGHT TECHNOLOGIES, INC.

2014 EQUITY INCENTIVE AND COMPENSATION PLAN

GLOBAL STOCK OPTION AWARD AGREEMENT

THIS GLOBAL STOCK OPTION AWARD AGREEMENT, including any additional terms for your country in Appendix A attached hereto (collectively this “Award Agreement”), dated as of the date of grant (the “Grant Date”) indicated in your account maintained by Fidelity Stock Plan Services, LLC or such other company that may provide administrative services in connection with the Plan in the future (the “External Administrator”), between Keysight Technologies, Inc., a Delaware corporation (the “Company”), and you as an individual who has been granted a stock option pursuant to the Keysight Technologies, Inc. 2014 Equity and Incentive Compensation Plan (the “Awardee”) is entered into as follows:

WITNESSETH:

WHEREAS, the Company has established the Keysight Technologies, Inc. 2014 Equity and Incentive Compensation Plan, (the “Plan”), and a description of the terms and conditions of the Plan is set forth in the U.S. Plan prospectus (the “Prospectus”).  A copy of the Prospectus is available at [website] and also on your External Administrator website.  A copy of the Plan document can be viewed at [website] and will also be made available upon request; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) or its authorized delegate(s) determined that the Awardee shall be granted an option under the Plan as hereinafter set forth;

NOW THEREFORE, the parties hereby agree that the Company grants the Awardee an option (“Option”) to purchase the number of shares of the Company’s $0.01 par value voting Common Stock (“Shares”) indicated in the Awardee’s External Administrator account subject to the terms and conditions set forth herein and in the Plan.

1.                   Governing Document.  This Option is granted under and pursuant to the Plan and is subject to each and all of the provisions thereof.  In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan shall prevail.  Capitalized terms used and not otherwise defined herein are used with the same meanings as in the Plan.

2.                   Option Price.  The Option price shall be equal to the Fair Market Value (as defined in the Plan) of the underlying shares on the Grant Date, unless otherwise required by local law as noted in Appendix A. The Option price for this grant is indicated in the Awardee’s External Administrator account.

3.                   Non-Transferability of Option.  This Option is not transferable by the Awardee except by will or the laws of descent and distribution. During the Awardee’s lifetime, only the Awardee can exercise this Option.  This Option may not be transferred, assigned, pledged or hypothecated by the Awardee during his or her lifetime, whether by operation of law or otherwise, and is not subject to execution, attachment or similar process.

4.                   Vesting Schedule.  So long as the Awardee retains status as an Awardee Eligible to Vest as such term is defined in the Plan, this Option will vest in whole or in part, in accordance with the following vesting schedule: 25% per year for 4 years.

5.                   Exercise of the Option.  Options may be exercised in any manner permitted by the External Administrator, and will be subject to such administrator’s fees and procedures.  The Company reserves the right to limit availability of certain methods of exercise as it deems necessary, including those limitations set forth in Appendix A to this Award Agreement.

6.                   Term of the Option.  This Option will expire ten (10) years from the Grant Date, unless sooner terminated, forfeited, or canceled in accordance with the provisions of the Plan.  This means that the Option must be exercised, if at all, on or before the expiration date.  This expiration date is indicated in the Awardee’s External Administrator account.  The Awardee is responsible for keeping track of this date (or any earlier Option termination date following the Awardee’s Termination of Service, as set forth in Section 7 below) and will not receive any prior notification of the expiration date from the Company.

7.                   Termination of Service

(a)                                 General.  When the Awardee ceases to be an Awardee Eligible to Vest, any unvested portion of the Option shall be terminated immediately and any vested but unexercised portion of the Option shall terminate on the earlier of the expiration date or three (3) months after the Awardee loses status as an Awardee Eligible to Vest, unless the Awardee ceases to be an Awardee Eligible to Vest due to the Awardee’s death, total and permanent disability, retirement or participation in the Company’s Workforce Management Program, as set forth in Sections 7 (b), (c), (d) and (e) below.

Except as the Administrator or its designee may otherwise determine, for purposes of the Option, the Awardee shall cease to be an Awardee Eligible to Vest on the date the Awardee ceases to actively perform services for the Company or any Subsidiary or Affiliate (the “Termination Date”) (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where the Awardee is employed or the terms of the Awardee’s employment agreement, if any), and unless otherwise expressly provided in Sections 7(b), (c), (d) or (e) below or determined by the Administrator or its designee, the Awardee’s right to vest in the Option under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Awardee’s period of Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Awardee is employed, including, but not limited to statutory law, regulatory law and/or common law, or the terms of the Awardee’s employment agreement, if any); furthermore, the Awardee’s right to exercise the Option after termination of Service, if any, will be measured from the Termination Date and will not be extended by any notice period; the Administrator or its designee shall have the exclusive discretion to determine when the Awardee is no longer providing Service for purposes of the Option.  If, for any reason, the Awardee does not exercise his or her vested Option within the appropriate exercise period set forth in this Section 7, the Option shall automatically terminate, and the underlying Shares covered by such Option shall revert to the Plan.

(b)                                 Retirement of Awardee.  If the Awardee ceases to be an Awardee Eligible to Vest as a result of the Awardee’s retirement in accordance with the applicable local retirement policy (as determined by the Company), all unvested Options shall continue to vest in accordance with the vesting schedule set forth in Section 4 above.  Further, the Awardee retains rights in this Option until the expiration date; provided that in the event of such Awardee’s death prior to the expiration date, his or her legal representative or designated beneficiary shall have the right to exercise the Awardee’s rights under this Option before the earlier of the expiration date or one (1) year after the death of the Awardee, and shall be bound by the provisions of the Plan.  The Administrator, in its sole discretion, may amend or eliminate the provisions of this Section 7(b), as it determines is necessary or advisable in view of applicable local laws or legal judgments.

(c)                                  Disability of Awardee.  If the Awardee ceases to be an Awardee Eligible to Vest as a result of the Awardee’s total and permanent disability, all unvested Options shall immediately vest and may be exercised until the earlier of the expiration date or three (3) years from the Awardee’s Termination Date.

(d)                                 Death of Awardee. If the Awardee dies while providing Service or after the Awardee’s retirement in accordance with the applicable local retirement policy (as determined by the Company), all unvested Options shall immediately vest.  The Awardee’s legal representative or designated beneficiary shall have the right to exercise the Awardee’s right under this Option before the earlier of the expiration date or one (1) year after the death of the Awardee, and shall be bound by the provisions of the Plan.

(e)                                  Voluntary Severance Incentive Program.  If the Awardee ceases to be an Awardee Eligible to Vest as a result of participation in the Company’s or its Subsidiary’s or Affiliate’s voluntary severance incentive program (e.g., the Company’s Workforce Management Program) approved by the Board or Executive Committee, but does not retire in accordance with the applicable local retirement policy (as determined by the Company), any unvested Option shall immediately vest and may be exercised until the earlier of the expiration date or three (3) months from the Awardee’s Termination Date.

8.                   Change of Control.  In the event of a Change of Control of the Company (as defined in Section 18(c) of the Plan or any successor), the Option shall vest in full immediately prior to the closing of the transaction.  The foregoing shall not apply where the Option is assumed, converted or replaced in full by the successor corporation or a parent or subsidiary of the successor; provided, however, that in the event of a Change of Control in which one or more of the successor or a parent or subsidiary of the successor has issued publicly traded equity securities, the assumption, conversion, replacement or continuation shall be made by an entity with publicly traded securities and shall provide that the holders of such assumed, converted, replaced or continued stock options shall be able to acquire such publicly traded securities.

9.                   Restrictions on Issuance of Shares of Common Stock.  The Company shall not be obligated to issue any Shares pursuant to this Option unless the Shares are at that time effectively registered or exempt from registration under the U.S. Securities Act of 1933, as amended, and, as applicable, local laws.  Further, notwithstanding anything to the contrary herein, the Company shall not be obligated to issue any Shares pursuant to this Option if such issuance violates or is not in compliance with any Applicable Laws.

10.            Responsibility for Taxes.  The Awardee acknowledges that, regardless of any action taken by the Company or, if different, the entity to which the Awardee is providing Service (the “Employer”) the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Awardee’s participation in the Plan and legally applicable to the Awardee (“Tax-Related Items”), is and remains the Awardee’s responsibility and may exceed any amount withheld by the Company or the Employer.  The Awardee further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Awardee’s liability for Tax-Related Items or achieve any particular tax result.  Further, if the Awardee is subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Awardee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

The Awardee authorizes the Company and/or the Employer to, in the sole discretion of the Company and/or the Employer, withhold all applicable Tax-Related Items legally payable by the Awardee from the Awardee’s wages or other cash compensation paid to the Awardee by the Company and/or the Employer, within legal limits, or from proceeds of the sale of shares of Common Stock.  Alternatively, or in addition, if permissible under local law, the Company may in its sole discretion (1) sell or arrange for the sale of shares of Common Stock that the Awardee acquires to meet the withholding obligation for Tax-Related Items (on the Awardee’s behalf pursuant to this authorization), (2) withhold from proceeds of the sale of shares of Common Stock acquired upon exercise of the Option and/or (3) withhold in shares of Common Stock, provided that the Company only withholds the amount of shares of Common Stock necessary to satisfy the minimum withholding amount.  Notwithstanding the foregoing, if the Awardee is an officer of the Company within the meaning of the Exchange Act, the Company shall not have discretion to withhold in shares of Common Stock, as set forth under alternative (3) above; any such share withholding shall be approved by the Administrator.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Awardee will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent.  If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Awardee is deemed to have been issued the full number of Shares subject to the exercised Option, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

Finally, the Awardee agrees to pay to the Company or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Awardee’s participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Awardee fails to comply with the Awardee’s obligations in connection with the Tax-Related Items.

11.            Adjustment.  The number of Shares subject to this Option and the Option price of such Shares may be adjusted by the Company from time to time pursuant to the Plan.

12.            Nature of the Option.  In accepting the grant of this Option, the Awardee acknowledges, understands and agrees that:

(a)                                 the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)                                 the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

(c)                                  all decisions with respect to future option or other grants, if any, will be at the sole discretion of the Company;

(d)                                 the Option grant and the Awardee’s participation in the Plan shall not create a right to provide Service or be interpreted as forming an employment or services contract with the Company, the Employer or any Subsidiary or Affiliate and shall not interfere with the ability of the Company, the Employer or any Subsidiary or Affiliate, as applicable, to terminate the Awardee’s Service;

(e)                                  the Awardee is voluntarily participating in the Plan;

(f)                                   the Option and the Shares subject to the Option are not intended to replace any pension rights or compensation;

(g)                                  the Option and the Shares subject to the Option, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, profit-sharing payments, pension, retirement or welfare benefits or similar payments;

(h)                                 the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty, the Company makes no representation regarding such future value and neither the Company, the Employer nor any Subsidiary or Affiliate is responsible for any decrease in value or any foreign exchange fluctuations between the Awardee’s local currency and the United States Dollar that may affect such value;

(i)                                     if the Shares do not increase in value, the Option will have no value;

(j)                                    if the Awardee exercises the Option and acquires Shares, the value of such Shares may increase or decrease, even below the Option price;

(k)                                 this Award Agreement is between the Awardee and the Company, and the Employer (if different) is not a party to this Award Agreement;

(l)                                     in consideration of the grant of the Option to which the Awardee is otherwise not entitled, no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from the termination of the Awardee’s Service (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Awardee is employed or the terms of the Awardee’s employment agreement, if any);

(m)                             Applicable Laws (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) of the country in which the Awardee is residing or working at the time of grant, vesting or exercise of the Option or the sale of Shares may subject the Awardee to additional procedural or regulatory requirements that the Awardee solely is responsible for and must independently fulfill in relation to ownership or sale of such Shares; and

(n)                                 the ownership of Shares or assets and/or the holding of a bank or brokerage account may subject the Awardee to reporting requirements imposed by tax, banking, and/or other authorities in the Awardee’s country; the Awardee solely is responsible for complying with such requirements, and any cross-border cash remittance made to transfer of proceeds received upon the sale of Shares must be made through a locally authorized financial institution or registered foreign exchange agency and may require the Awardee to provide to such entity certain information regarding the transaction.

13.            No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Awardee’s participation in the Plan, or the Awardee’s acquisition or sale of the underlying Shares.  The Awardee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

14.            Data Privacy.  The Awardee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Awardee’s personal data as described in this Award Agreement and any other Option grant materials (“Data”) by and among, as applicable, the Employer, the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Awardee’s participation in the Plan.

The Awardee understands that the Company and the Employer may hold certain personal information about the Awardee, including, but not limited to, the Awardee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Awardee’s favor, for the exclusive purpose of implementing, administering and managing the Plan.

The Awardee understands that Data will be transferred to the External Administrator, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan.  The Awardee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Awardee’s country.  The Awardee understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative.  The Awardee authorizes the Company, the External Administrator and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan.  The Awardee understands that Data will be held only as long as is necessary to implement, administer and manage the Awardee’s participation in the Plan.  The Awardee understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative.  Further, the Awardee understands that he or she is providing the consents herein on a purely voluntary basis.  If the Awardee  does not consent, or if the

Awardee later seeks to revoke his or her consent, his or her Service and career with the Employer will not be adversely affected; the only consequence of refusing or withdrawing the Awardee’s consent is that the Company would not be able to grant the Awardee Options or other equity awards or administer or maintain such awards.  Therefore, the Awardee understands that refusing or withdrawing his or her consent may affect the Awardee’s ability to participate in the Plan.  For more information on the consequences of the Awardee’s refusal to consent or withdrawal of consent, the Awardee understands that he or she may contact his or her local human resources representative.

15.            No Rights Until Issuance.  The Awardee shall have no rights hereunder as a shareholder with respect to any Shares subject to this Option until the date that Shares are issued to the Awardee upon exercise of the Option.

16.            Recoupment.  This Option is subject to the terms of the Keysight Technologies Executive Compensation Recoupment Policy in the form approved by the Administrator as of the Grant Date (the “Policy”), if and to the extent that the Policy by its terms applies to the Option and the Awardee; and the terms of the Policy as of the Grant Date are incorporated by reference herein and made a part hereof.

17.            Administrative Procedures.  The Awardee agrees to follow the administrative procedures that may be established by the Company and/or the External Administrator for participation in the Plan which may include a requirement that the Shares issued upon exercise be held by the External Administrator until the Awardee disposes of such Shares.  The Awardee agrees to update the Company with respect to the Awardee’s home address, contact information and any information necessary for the Company or one of its Affiliates to process any required tax withholding or reporting related to this Option.

18.            Entire Agreement; Amendment.  The Plan is incorporated herein by reference.  The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Awardee with respect to the subject matter hereof, and may not be modified adversely to the Awardee’s interest except by means of a writing signed by the Company and the Awardee, unless such modification is deemed necessary by the Administrator in order to comply with Applicable Laws.  Otherwise, this Option may be amended as provided in the Plan.

19.            Governing Law and Venue.  This Award Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflicts of laws, as provided in the Plan.  Any proceeding arising out of or relating to this Award Agreement or the Plan may be brought only in the state or federal courts located in the Northern District of California where this grant is made and/or to be performed, and the parties to this Award Agreement consent to the exclusive jurisdiction of such courts.

20.            Language.  The Awardee acknowledges that he or she may be executing part or all of the Award Agreement in English and agrees to be bound accordingly.  If the Awardee has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

21.            Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  The Awardee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

22.            Severability.  The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

23.            Appendix A.  Notwithstanding any provisions in this Award Agreement, the Option grant shall be subject to any special terms and conditions set forth in Appendix A to this Award Agreement for the Awardee’s country.  Moreover, if the Awardee relocates to one of the countries included in Appendix A, the special terms and conditions for such country will apply to the Awardee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  Appendix A constitutes part of this Award Agreement.

24.            Imposition of Other Requirements.  The Company reserves the right to impose other requirements on the Awardee’s participation in the Plan, on the Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Awardee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

25.            Insider Trading Restrictions/Market Abuse Laws.  The Awardee acknowledges that, depending on his or her country of residence, the Awardee may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell Shares or rights to Shares (e.g., Options) under the Plan during such times as the Awardee is considered to have “inside information” regarding the Company (as defined by any applicable laws in the Awardee’s country).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  The Awardee is responsible for ensuring compliance with any applicable restrictions and is encouraged to consult his or her personal legal advisor on this matter.

26.            Waiver.  The Awardee acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by the Awardee or any other Awardee.

27.            Acceptance and Rejection.  This Award Agreement is one of the documents governing this Option, which the Awardee must accept or reject online through the External Administrator’s website.  In certain countries, the Awardee must also sign and return an executed Award Agreement to the Company’s Shareholder Records department, in addition to the online acceptance.  Further, by accepting the grant of this Option the Awardee agrees that this Option is granted under and governed by the terms and conditions of the Plan and this Award Agreement (including Appendix A), and the Awardee acknowledges that he or she agrees to accept as binding, conclusive and final all decisions or interpretations of the Company upon any questions relating to the Plan and Award Agreement.

KEYSIGHT TECHNOLOGIES, INC.

By:
Ronald S. Nersesian
President and Chief Executive Officer

By:
Stephen D. Williams
Senior Vice President and General Counsel

Accepted and agreed as to the foregoing:

AWARDEE

Signature

Print Name

Date	Employee Number

APPENDIX A

KEYSIGHT TECHNOLOGIES, INC.

2014 EQUITY INCENTIVE AND COMPENSATION PLAN

STOCK OPTION AWARD AGREEMENT

COUNTRY-SPECIFIC TERMS AND CONDITIONS

All capitalized terms used in this Appendix A that are not defined herein have the meanings defined in the Plan or the Stock Option Award Agreement (the “Award Agreement”).  This Appendix A constitutes part of the Award Agreement.

This Appendix A includes additional or different terms and conditions that govern the Option if the Awardee works or resides in one of the countries listed below.  In the event of any conflict or inconsistency between the terms of this Appendix A and the Award Agreement, the terms of this Appendix A shall govern.

The Awardee understands that if the Awardee is a citizen or resident of a country other than the one in which he or she is currently working, transfers Service and/or residency after the Grant Date or is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to the Awardee.

ARGENTINA

Exchange Control Restrictions.  The Awardee acknowledges, understands and agrees that under current exchange control laws in Argentina, the Awardee is not permitted to purchase and remit foreign currency out of Argentina for the purpose of acquiring foreign securities (including Shares).

The Awardee further acknowledges, understands and agrees that the Company has no liability if the Awardee is unable to exercise the Option due to exchange control restrictions and that the Company reserves the right not to honor the exercise and/or to impose further terms and conditions on the exercise of the Option and the issuance of Shares pursuant to the Option if it determines that any regulatory requirements have not been met.  In particular, but without limitation to the foregoing, the Company reserves the right to (a) require that the Awardee make payment of the aggregate exercise price by a method that does not involve that the Awardee advance any funds (e.g., by a “cashless exercise” arrangement), and/or (b) cancel the option in exchange for such cash consideration that the Committee, in its sole discretion, may consider appropriate.

AUSTRALIA

Australian Offer Document.  Awardee understands and agrees that Awardee’s right to participate in the Plan and Options granted under the Plan are subject to an Australian Offer Document.  Awardee’s right to be granted and exercise Options and acquire Shares under the Plan is subject to the terms and conditions as stated in the Australian Offer Document, the Plan and the Award Agreement.

AUSTRIA

There are currently no country-specific provisions.

BELGIUM

Tax Considerations.  A copy of the Grant Notification, Acceptance Form and Belgian Tax Undertaking Agreement in addition to this Award Agreement are available at [website].  The Awardee should consult his or her personal tax advisor with respect to acceptance of the Option and completing the additional forms.  The Awardee acknowledges that he or she must sign and return this Award Agreement and the additional forms in order for such documents to be effective.

BRAZIL

Compliance with Law.  By accepting the Option, the Awardee acknowledges his or her agreement to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the Option, the receipt of any dividends, and the sale of Shares acquired under the Plan.

CANADA

Method of Exercise.  This provision supplements Section 5 of the Award Agreement:

Notwithstanding anything to the contrary in the Plan or the Award Agreement, the Awardee will not be permitted to pay the Option price or any Tax-Related Items by delivery to the Company, or attestation to the Company of ownership, of other Shares, or by using a “net exercise” arrangement.

Termination of Service. Awardee understands and agrees that, in the event of termination of the Awardee’s Service, Awardee’s right to participate in the Plan and the treatment of Awardee’s Option, if any, will be governed in accordance with Section 7(a) of the Award Agreement, and not under employment laws in the jurisdiction where Awardee is providing Service, including, but not limited to statutory law, regulatory law and/or common law.

The following provisions will apply if the Awardee is a resident of Quebec:

Language Consent.  The parties acknowledge that it is their express wish that the Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement Relatif à la Langue Utilisée. Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention (« Award Agreement »), ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées en vertu de ou liés directement ou indirectement à la présente convention (« Award Agreement »).

Data Privacy.  This provision supplements Section 14 of the Award Agreement:

The Awardee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan.  The Awardee further authorizes the Company, any Subsidiary or Affiliate and the External Administrator to disclose and discuss the Plan with their advisors.  The Awardee further authorizes the Company, any Subsidiary or Affiliate and the External Administrator to record such information and to keep such information in his or her employee file.

CHINA

These provisions apply only to Awardees who are People’s Republic of China (“PRC”) nationals, unless otherwise determined by the Company or required by the State Administration of Foreign Exchange (“SAFE”).

Vesting Schedule.  This provision supplements Section 4 of the Award Agreement:

Notwithstanding anything to the contrary in the Award Agreement, the Option shall not vest or be exercisable unless and until all necessary exchange control or other approvals with respect to the Option under the Plan have been obtained from SAFE.  In the event that approval from SAFE (“SAFE Approval”) has not been obtained prior to any date(s) on which any portion of the Option is scheduled to vest in accordance with the vesting schedule set forth in Section 4 of the Award Agreement, such portion of the Option will not vest until such SAFE Approval is obtained (the “Actual Vesting Date”).  If the Awardee’s Termination Date occurs prior to the Actual Vesting Date, the Awardee shall not be entitled to vest in any portion of the Option and the Option shall be forfeited without any liability to the Company or its Subsidiaries or Affiliates.

Manner of Exercise.  Notwithstanding anything to the contrary in the Plan or Award Agreement, to facilitate compliance with exchange control laws in China, the Awardee will be required to pay the Option price with proceeds from a sale made pursuant to a broker-assisted same-day sale whereby all Shares subject to the exercised portion of the Option will be sold immediately upon exercise and the proceeds of sale, less the Option price, any Tax-Related Items and broker’s fees or commissions, will be remitted to the Awardee in accordance with any applicable exchange control laws and regulations.  The Company reserves the right to provide the Awardee with additional methods of payment depending on the development of local law.

Exchange Control Restrictions.  The Awardee understands and agrees that the Awardee will be required to immediately repatriate to China the proceeds from the sale of any Shares acquired under the Plan.  The Awardee further understands that such repatriation of the proceeds will need to be effected through a special exchange control account established by the Company or a Subsidiary or Affiliate, and the Awardee hereby consents and agrees that the proceeds from the sale of Shares acquired under the Plan may be transferred to such account by the Company (or the External Administrator) on the Awardee’s behalf prior to being delivered to the Awardee.  The Awardee also agrees to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or the External Administrator) to effectuate such transfers.

The proceeds may be paid to the Awardee in U.S. dollars or local currency at the Company’s discretion.  If the proceeds are paid to the Awardee in U.S. dollars, the Awardee understands that he or she will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account.  If the proceeds are paid to the Awardee in local currency, (a) the Awardee acknowledges that the Company is under no obligation to secure any particular currency conversion rate and that the Company may face delays in converting the proceeds to local currency due to exchange control restrictions, and (b) the Awardee agrees to bear any currency fluctuation risk between the time the Shares are sold and the time the proceeds are converted to local currency and distributed to the Awardee.  The Awardee agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

DENMARK

Termination of Service.  Notwithstanding anything to the contrary in the Plan or the Award Agreement, unless otherwise provided in Section 7(b)-(e) of the Award Agreement, if an Awardee is terminated by the Company for any reason other than breach, any unvested Options will continue to vest under the vesting schedule set forth in Section 4 of the Award Agreement; the Awardee retains rights in this Option until the expiration date.  Furthermore, notwithstanding anything to the contrary in the Plan or the Award Agreement, unless otherwise provided in Section 7(b)-(e) of the Award Agreement, in the event that an Awardee resigns his or her Service or is terminated for breach by the Company, any unvested portion of the Option shall be terminated immediately; all rights of the Awardee in this Option, to the extent that it has vested but has not been exercised, shall terminate on the earlier of the expiration date or three (3) months after the Awardee’s Termination Date.

Danish Stock Option Act.  By accepting this Option, the Awardee acknowledges that he or she has received an Employer Statement translated into Danish, which is being provided to comply with the Danish Stock Option Act.

FINLAND

There are currently no country-specific provisions.

FRANCE

French-Qualified Option.  This Option is intended to qualify for the specific tax and social security treatment in France under Section L. 225-177 to L. 225-186-1 of the French Commercial Code, as amended (a “French-qualified” Option).  Certain events may affect the status of the Option as French-qualified, and the Option may be disqualified in the future.  The Company does not make any undertaking or representation to maintain the qualified status of the Options.  If the Option no longer qualifies as a French-qualified Option, the specific tax and social security treatment will not apply, and the Awardee will be required to pay his or her portion of social security contributions resulting from the Options (as well as any income tax that is due).

Plan and Sub-Plan Terms.  The Option is subject to the terms and conditions of the Plan and the Rules of the Keysight Technologies, Inc. 2014 Equity and Incentive Compensation Plan for Stock Options Granted to Employees in France (the “French Option Sub-plan”).  To the extent that any term is defined in both the Plan and the French Option Sub-plan, for purposes of this grant of a French-qualified Option, the definitions in the French Option Sub-plan shall prevail.

Option price.  This provision replaces Section 2 of the Award Agreement:

The Option price shall be determined in the manner set forth in Section 4 of the French Option Sub-Plan.  The Option price for this grant is indicated in the Awardee’s External Administrator account.

Term of the Option.  This provision replaces Section 6 of the Award Agreement:

This Option will expire nine (9) years and six (6) months from the Grant Date, unless sooner terminated, forfeited, or canceled in accordance with the provisions of the Plan.  This means that the Option must be exercised, if at all, on or before the expiration date.  This expiration date is indicated in the Awardee’s External Administrator account.  The Awardee is responsible for keeping track of this date (or any earlier Option termination date following the Awardee’s Termination of Service, as set forth in Section 7 of the Award Agreement) and will not receive any prior notification of the expiration date from the Company.

Death of Awardee.  This provision replaces Section 7(d) of the Award Agreement:

If the Awardee dies while providing Service or after the Awardee’s retirement in accordance with the applicable local retirement policy (as determined by the Company), all unvested Options shall immediately vest.  The Awardee’s heirs shall have the right to exercise the Awardee’s right under this Option for a period of six (6) months following the Awardee’s death.  If the Awardee’s heirs do not exercise this Option within six (6) months of the Awardee’s death, this Option will be forfeited and Optionee’s heirs will not be able to exercise the Option.

Restrictions on Sale of Shares of Common Stock.  If the Awardee qualifies as a managing director of the Company under French law (“mandataires sociaux” i.e., Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant de Sociétés par actions), the Awardee is required to hold 20% of the Shares issued upon the exercise of the Option in a nominative account under the procedures implemented by the Company and is not permitted to sell or transfer the Shares until he or she ceases to serve as a managing director, as long as this restriction is a requirement under French law and unless law or regulations provide for a lower percentage (in which case these requirements apply to the lower percentage of Shares required to be held).

Consent to Receive Information in English.  By accepting the Option, the Awardee confirms having read and understood the documents related to the Option (the Plan and the Award Agreement) which were provided in the English language.  The Awardee accepts the terms of these documents accordingly.

Consentement Relatif à l’Utilisation de l’Anglais.  En acceptant l’Option (« Option »), le Bénéficiaire confirme avoir lu et compris les documents relatifs à l’Option (le Plan (« Keysight Technologies, Inc. 2014 Equity and Incentive Compensation Plan ») et le Contrat d’Attribution) qui ont été remis en anglais.  Le Bénéficiaire accepte les termes de ces documents en connaissance de cause.

GERMANY

There are currently no country-specific provisions.

HONG KONG

Sale of Shares.  Notwithstanding anything to the contrary in the Award Agreement or the Plan, in the event the Option vests and the Awardee or his or her heirs and representatives exercise the Option such that Shares are issued to the Awardee or his or her heirs and representatives within six (6) months of the Grant Date set forth in the Agreement, the Awardee agrees that the Awardee or his or her heirs and representatives will not dispose of any Shares acquired prior to the six-month anniversary of the Grant Date.

Nature of Scheme.  The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

Securities Law Acknowledgment:  The Awardee understands that the offer of the Option and Shares under the Plan does not constitute a public offering of securities and is available only to Employees, Directors or Consultants of the Company or its Subsidiaries or Affiliates.

The Award Agreement and the Plan, and other incidental communication materials related to the Option have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable companies and securities legislation in Hong Kong.  Nor have the documents been reviewed by any regulatory authority in Hong Kong.  The Option, the Award Agreement and the Plan, and any incidental communication materials, are intended solely for the personal use of the Awardee and may not be distributed to any other person.  The Awardee is advised to exercise caution in relation to this offer of the Option under the Plan.  If the Awardee is in any doubt about any of the contents of the Award Agreement, including this Appendix, or the Plan, or any incidental communication materials, the Awardee should obtain independent professional advice.

INDIA

Exercise Restriction.  Notwithstanding anything to the contrary in the Plan or Award Agreement, due to legal restrictions in India, the Awardee will not be permitted to pay the Option price by the cashless “sell-to-cover” method of exercise (i.e., where Shares subject to the Option will be sold immediately upon exercise and the proceeds of the sale will be remitted to the Company to cover the purchase price for the purchased shares and any Tax-Related Items or Fringe Benefit Tax withholding).  The Company reserves the right to permit this method of payment depending on the development of local law.

Exchange Control Obligations.  The Awardee understands that the Awardee must repatriate any funds received pursuant to the Plan (e.g., proceeds from the sale of Shares, cash dividends) to India.  In the case of proceeds from the sale of Shares, the Awardee acknowledges that such repatriation must occur within ninety (90) days of receipt and in the case of dividends, Awardee acknowledges that such repatriation must occur within 180 days of receipt.  The Awardee should obtain a foreign inward remittance certificate (“FIRC”) from the bank where the Awardee deposits the foreign currency and  maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.  The Awardee is also responsible for complying with any other exchange control laws in India that may apply to the Option or the Shares acquired under the Plan.

ISRAEL

Securities Law Acknowledgement.  The Awardee acknowledges, understands and agrees that this offer of the Option does not constitute a public offering under the Securities Law, 1968.

Grant Subject to Terms and Conditions of Israel Sub-Plan.  The Option is offered to the Awardee subject to, and in accordance with, the terms of the Plan and its Sub-Plan for Participants in Israel (the “Israel Sub-Plan”).  As such, the Option is intended to qualify for specific tax and social security treatment in Israel under Section 102 (together with its subsections and any similar successor provisions, “Section 102”) of the Israeli Income Tax Ordinance [New Version] 1961, as now in effect or as hereafter amended.  Certain events may affect the status of the Option as qualified under Section 102 and the Option may be disqualified in the future.  The Company does not make any undertaking or representation to maintain the qualified status of the Option.

The Options, the Shares and any rights issued pursuant to the Options and Shares (other than cash dividends) shall be controlled by Meitav Benefits Trust Company, S.G.S Trusts or another trustee selected by the Company (the “Trustee”) for the Awardee’s benefit for at least such period of time as required by Section 102 or by the Israeli Tax Authority (the “Lock-Up Period”).

By accepting the Option, the Awardee agrees to be bound by the terms of the Plan, the Israel Sub-Plan, the Agreement, the trust and services agreement (the “Trust Agreement”) with the Trustee, and, upon request of the Company or the Employer, agrees to provide written consent to the terms of any tax ruling or agreement obtained by the Company or the Employer with regard to the Plan and the Israel Sub-Plan (“Tax Ruling”).

Until further election by the Company, the Option and any Shares received upon exercise of the Option are intended to qualify for the tax treatment available in Israel pursuant to the provisions of the “capital gain trustee track” under Section 102, including the provisions of the Income Tax Rules (Tax Benefits in Shares Issuance to Employees), 2003 and any Tax Ruling.

The Option is subject to the trust (“Trust”) established by the Trust Agreement with the Trustee.  To receive the tax treatment provided for in Sections 102(b)(2) and 102(b)(3) of the ITO or successor statute, the Option will be “deposited” (as defined by the ITO) with the Trustee on behalf of the Awardee during the Lock-Up Period, which, until further election by the Company, shall be twenty-four (24) months from the Grant Date, or any other period determined under the ITO as now in effect or as hereafter amended or by the Israeli Income Tax Authority.  Subject to the expiry of the Lock-Up Period and any further period included herein, the Awardee agrees that Shares acquired upon vesting of the Option will be held by the Trustee until the earlier of (a) the receipt by the Trustee of an acknowledgment from the Israeli Income Tax Authority that the Awardee has paid all applicable Tax-Related Items due pursuant to the ITO and Section 102, or (b) the Trustee withholds any applicable Tax-Related Items due pursuant to the ITO and Section 102.  Notwithstanding the foregoing, in the event the Awardee shall elect to release any Shares acquired upon vesting of the Option prior to the conclusion of the Lock-Up Period, the tax consequences under Section 102 shall apply to and shall be borne solely by the Awardee.

The Company may in its sole discretion replace the Trustee from time to time and instruct the transfer of all Options and Shares held or administered by such Trustee at such time to its successor and the provisions of this Agreement shall apply to the new Trustee.

ITALY

Cashless Exercise Restriction.  Notwithstanding anything to the contrary in the Award Agreement, the Awardee must exercise this Option using the cashless-sell-all exercise method.  To complete a cashless-sell-all exercise, the Awardee should notify the External Administrator to: (a) sell all of the Shares upon exercise; (b) use the proceeds to pay the Option price, brokerage fees and any applicable Tax-Related Items; and (c) remit the balance in cash to the Awardee.  If the Awardee does not complete this procedure, the Company may refuse to allow the Awardee to exercise this Option.  The Company reserves the right to provide the Awardee with additional methods of exercise depending on local developments.

Data Privacy.  This provision replaces Section 14 of the Award Agreement:

The Awardee understands that the Employer, the Company and any other Affiliate and Subsidiary may hold certain personal information about the Awardee, including, the Awardee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of the Option or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Awardee’s favor (“Personal Data”) and will process such data for the exclusive purpose of implementing, managing and administering the Plan.

The Awardee also understands that providing the Company with Personal Data is mandatory for compliance with local law and necessary for the performance of the Plan and that the Awardee’s refusal to provide such Personal Data would make it impossible for the Company to perform its contractual obligations and may affect the Awardee’s ability to participate in the Plan.  The Controllers of personal data processing are Keysight Technologies, Inc., 1400 Fountaingrove Parkway Santa Rosa, CA 95403, and Keysight Technologies Italy S.r.l., Via Grandi, 8, Cernusco sul Naviglio 20063 Milan Italy, which is also the Company’s representative in Italy for privacy purposes pursuant to Legislative Decree no 196/2003.

The Awardee understands that Personal Data will not be publicized, but it may be accessible by the Employer and its internal and external personnel in charge of processing of such Personal Data and by the Personal Data Processor (the “Processor”), if any.  An updated list of Processors and other transferees of Personal Data is available upon request from the Employer. Furthermore, Personal Data may be transferred to the External Administrator, Employer and any banks, other financial institutions or brokers involved in the management and administration of the Plan.  The Awardee understands that the Company and/or its Affiliates and Subsidiaries will transfer Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of the Awardee’s participation in the Plan, and that the Company and/or its Affiliates and Subsidiaries may each further transfer Personal Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer to the External Administrator or another third party with whom the Awardee may elect to deposit any Shares acquired under the Plan.  Such recipients may receive, possess, use, retain and transfer the Personal Data in electronic or other form, for the purposes of implementing, administering and managing the Awardee’s participation in the Plan.  The Awardee understands that these recipients may be located in or outside the European Economic Area in such countries as in the United States that may not provide the same level of protection as intended under Italian data privacy laws.  Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete the Awardee’s Personal Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.

The Awardee understands that Personal Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Personal Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of the Awardee’s Personal Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require the Awardee’s consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan.  The Awardee understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, the Awardee has the right to, including but not limited to, access, delete, update, ask for rectification of the Awardee’s Personal Data and estop, for legitimate reason, the Personal Data processing.

Furthermore, the Awardee is aware that the Awardee’s Personal Data will not be used for direct marketing purposes.  In addition, the Personal Data provided can be reviewed and questions or complaints can be addressed by contacting the Awardee’s human resources department.

Plan Document Acknowledgement.  By accepting the Option, the Awardee acknowledges that (a) the Awardee has received the Plan and the Award Agreement; (b) the Awardee has reviewed those documents in their entirety and fully understands the contents thereof; and (c) the Awardee accepts all provisions of the Plan and the Award Agreement.  The Awardee further acknowledges that the Awardee has read and specifically and expressly approves, without limitation, the following sections of the Award Agreement: “Termination of Employment or Service”; “Nontransferability of Option”; “Restrictions on Issuance of Shares of Common Stock”; “Responsibility for Taxes”; “Nature of Award”; “No Advice Regarding Grant”; “Data Privacy” as replaced by the above provision; “No Rights Until Issuance”; “Governing Law and Venue”; “Language”; “Electronic Delivery and Acceptance”; “Imposition of Other Requirements”; “Appendix” “Waiver and Amendments” and Entire Agreement.

JAPAN

There are currently no country-specific provisions.

KOREA

There are currently no country-specific provisions.

MALAYSIA

Data Privacy.  This provision replaces Section 14 of the Award Agreement in its entirety.

The Awardee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Award Agreement, including any country-specific Appendix attached hereto, and any other Plan participation materials by and among, as applicable, the Employer, the Company and its Subsidiaries and Affiliates or any third parties authorized by the same for the exclusive purpose of implementing, administering and managing the Awardee’s participation in the Plan.

The Awardee may have previously provided the

Penerima Anugerah dengan ini secara eksplicit dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadinya seperti yang dinyatakan dalam Perjanjian Penganugerahan ini, termasuklah apa-apa Lampiran khusus bagi negara yang dilampirkan di sini, dan apa-apa bahan penyertaan Pelan oleh dan di antara, sebagaimana yang berkenaan, Majikan, Syarikat dan Anak Syarikatnya dan Syarikat Sekutu atau mana-mana pihak ketiga yang diberi kuasa oleh yang sama untuk tujuan ekslusif untuk pelaksanaan, pentadbiran dan pengurusan penyertaan Penerima Anugerah

Company and the Employer with, and the Company and the Employer may hold certain personal information about the Awardee, including, but not limited to, the Awardee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, cancelled, exercised, vested, unvested or outstanding in the Awardee’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

The Awardee understands that Data will be transferred to the External Administrator or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan and that Data may be transferred to certain other third parties assisting the Company with the implementation, administration and management of the Plan, including any requisite transfer of such Data as may be required to a broker or third party with whom the Awardee may elect to deposit any Shares acquired pursuant to the Awardee’s participation in the Plan. The Awardee understands that these recipients may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Awardee’s country. The Awardee understands that the Awardee may request a list with the names and addresses of any potential recipients of the Data by contacting the Awardee’s local human resources representative. The Awardee authorizes the Company, the External Administrator and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Awardee’s participation in the dalam Pelan tersebut. Sebelum ini, Penerima Anugerah mungkin telah membekalkan Syarikat dan Majikan dengan, dan Syarikat dan Majikan mungkin memegang, maklumat peribadi tertentu tentang Penerima Anugerah, termasuk, tetapi tidak terhad kepada, namanya, alamat rumah dan nombor telefon, tarikh lahir, nombor insurans sosial atau nombor pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa saham atau jawatan pengarah yang dipegang dalam Syarikat, butir-butir semua opsyen atau apa-apa hak lain untuk Saham yang dianugerahkan, dibatalkan, dilaksanakan, terletak hak, tidak diletak hak ataupun bagi faedah Penerima Anugerah (“Data”), untuk tujuan yang eksklusif bagi melaksanakan, mentadbir dan menguruskan Pelan tersebut. Penerima Anugerah memahami bahawa Data akan dipindahkan kepada Pentadbir Luar atau pembekal perkhidmatan pelan saham lain yang mungkin dipilih oleh Syarikat pada masa depan, yang membantu Syarikat dalam melaksanakan, mentadbir dan menguruskan Pelan tersebut, dan Data mungkin boleh dipindahkan kepada pihak ketiga lain yang tertentu yang membantu Syarikat dengan pelaksanaan, pentadbiran, dan pengurusan Pelan, termasuklah apa-apa pemindahan yang diperlukan untuk Data yang diwajibkan kepada broker atau pihak ketiga dengan sesiapa yang Penerima Anugerah pilih untuk mendepositkan Saham yang diperolehi melalui penyertaan Penerima Anugerah dalam Pelan. Penerima Anugerah mengakui bahawa penerima-penerima ini mungkin berada di Amerika Syarikat atau di tempat lain, dan bahawa negara penerima (contohnya, Amerika Syarikat) mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza daripada negara Penerima Anugerah. Penerima Anugerah memahami bahawa Penerima Anugerah boleh meminta senarai dengan nama dan alamat mana-mana penerima Data dengan menghubungi wakil sumber manusia tempatannya. Penerima Anugerah memberi kuasa kepada Syarikat, Pentadbir Luar dan mana-mana penerima lain yang mungkin membantu Syarikat (masa sekarang

Plan. The Awardee understands that Data will be held only as long as is necessary to implement, administer and manage the Awardee’s participation in the Plan. The Awardee understands that the Awardee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Awardee understands that the Awardee is providing the consents herein on a purely voluntary basis. If the Awardee does not consent, or if the Awardee later seeks to revoke his or her consent, the Awardee’s employment status or Service and career with the Employer will not be adversely affected; the only consequence of refusing or withdrawing the Awardee’s consent is that the Company would not be able to grant the Awardee Options or other equity awards or administer or maintain such awards. Therefore, the Awardee understands that refusing or withdrawing his or her consent may affect the Awardee’s ability to participate in the Plan. For more information on the consequences of the Awardee’s refusal to consent or withdrawal of consent, the Awardee understands that the Awardee may contact his or her local human resources representative.

atau pada masa depan) untuk melaksanakan, mentadbir dan menguruskan Pelan tersebut untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, semata-mata dengan tujuan untuk melaksanakan, mentadbir dan menguruskan penyertaannya dalam Pelan tersebut. Penerima Anugerah faham bahawa Data akan dipegang hanya untuk tempoh yang diperlukan untuk melaksanakan, mentadbir dan menguruskan penyertaannya dalam Pelan tersebut. Penerima Anugerah memahami bahawa Penerumna Anugerah boleh, pada bila-bila masa, melihat data, meminta maklumat tambahan mengenai penyimpanan dan pemprosesan Data, meminta bahawa pindaan-pindaan dilaksanakan ke atas Data atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes, tanpa kos, dengan menghubungi secara bertulis wakil sumber manusia tempatannya. Selanjutnya, Penerima Anugerah memahami bahawa dia memberikan persetujuan di sini secara sukarela. Jika Penerima Anugerah tidak bersetuju, atau jika Penerima Anugerah kemudian membatalkan persetujuannya, status pekerjaan atau perkhidmatan dan kerjayanya dengan Majikan tidak akan terjejas; satunya akibat buruk jika dia tidak bersetuju atau menarik balik persetujuannya adalah bahawa Syarikat tidak akan dapat memberikan opsyen atau anugerah ekuiti lain kepada Penerima Anugerah atau mentadbir atau mengekalkan anugerah tersebut. Oleh itu, Penerima Anugerah memahami bahawa keengganan atau penarikan balik persetujuannya boleh menjejaskan keupayaannya untuk mengambil bahagian dalam Pelan tersebut. Untuk maklumat lanjut mengenai akibat keengganan Penerima Anugerah untuk memberikan keizinan atau penarikan balik keizinan, Penerima Anugerah memahami bahawa Penerima Anugerah boleh menghubungi wakil sumber manusia tempatannya.

MEXICO

Acknowledgement of the Award.  By accepting the Option, the Awardee acknowledges that he or she has received a copy of the Plan and the Award Agreement, which the Awardee has reviewed.  The Awardee acknowledges further that he or she accepts all the provisions of the Plan and the Award Agreement.  The Awardee also acknowledges that he or she has read and specifically and expressly approves the terms and conditions set forth in Section 12: “Nature of the Option” in the Award Agreement, which clearly provides as follows:

a)             the Awardee’s participation in the Plan does not constitute an acquired right;

b)             The Plan and the Awardee’s participation in it are offered by the Company on a wholly discretionary basis;

c)              the Awardee’s participation in the Plan is voluntary; and

d)             The Company and its Subsidiaries and Affiliates are not responsible for any decrease in the value of any Shares acquired at exercise of the Option.

Labor Law Policy and Acknowledgment.  In accepting the Option, the Awardee expressly recognizes that Keysight Technologies, Inc., with registered offices at 1400 Fountaingrove Parkway, Santa Rosa, CA 95403, is solely responsible for the administration of the Plan and that the Awardee’s participation in the Plan and acquisition of Shares do not constitute an employment relationship between the Awardee and the Company since the Awardee is participating in the Plan on a wholly commercial basis and his or her sole employer is Keysight Technologies Mexico, S. de R.L. de C.V. (“Keysight Mexico”), located at Camino al ITESO 8900, Edificio 1B, Colonia Pinar de la Calma Zapopan, Zapopan Jalisco 45080 Mexico.  Based on the foregoing, the Awardee expressly recognizes that the Plan and the benefits that he or she may derive from participating in the Plan do not establish any rights between the Awardee and the employer, Keysight Mexico, and do not form part of the employment conditions and/or benefits provided by Keysight Mexico, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Awardee’s employment.

The Awardee further understands that his or her participation in the Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue the Awardee’s participation at any time without any liability to the Awardee.

Finally, the Awardee hereby declares that he or she does not reserve to him- or herself any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and the Awardee therefore grants a full and broad release to the Company, its Subsidiaries and Affiliates, and its branches, representation offices, shareholders, directors, officers, employees, agents, or legal representatives with respect to any claim that may arise.

Spanish Translation

Reconocimiento de la Opción.  Al aceptar la Opción, el Participante reconoce que ha recibido una copia del Plan y el Acuerdo, mismo que ha revisado.  El Participante reconoce, además, que acepta todas las disposiciones del Plan y del Acuerdo,.  El Participante también reconoce que ha leído y que concretamente aprueba de forma expresa los términos y condiciones establecidos en la Sección 12: “Reconocimiento de la Naturaleza de la Opción “ del Acuerdo, que claramente dispone lo siguiente:

(1)                                 La participación del Participante en el Plan no constituye un derecho adquirido;

(2)                                 El Plan y la participación del Participante en el Plan se ofrecen por la Compañía a discreción total de la Compañía;

(3)                                 Que la participación del Participante en el Plan es voluntaria; y

(4)                                 La Compañía y sus Subsidiarias y Afiliadas no son responsables de ninguna disminución en el valor de las Acciones adquiridas al momento de ejercer la Opción.

Política Laboral y Reconocimiento.  Al aceptar la Opción, el Participante expresamente reconoce que Keysight Technologies, Inc., con sus oficinas registradas en 1400 Fountaingrove Parkway, Santa Rosa, CA 95403, es la única responsable por la administración del Plan y que la participación del Participante en el Plan y en su caso la adquisición de Acciones no constituyen una relación de trabajo entre el Participante y la Compañía, ya que el Participante participa en el Plan en un marco totalmente comercial y su único patrón es Keysight Technologies México, S. de R.L. de C.V. (“Keysight Mexico”), con domicilio en Camino al ITESO 8900, Edificio 1B, Colonia Pinar de la Calma, Zapopan, Jalisco 45080, México.  Derivado de lo anterior, el Participante expresamente reconoce que el Plan y los beneficios que pudieran derivar de la participación en el Plan no establecen derecho alguno entre el Participante y el patrón, Keysight Mexico y no forma parte de las condiciones de trabajo y/o las prestaciones otorgadas por Keysight Mexico y que cualquier modificación al Plan o su terminación no constituye un cambio o detrimento de los términos y condiciones de la relación de trabajo del Participante.

Asimismo, el Participante reconoce que su participación en el Plan es resultado de una decisión unilateral y discrecional de la Compañía; por lo tanto, la Compañía se reserva el derecho absoluto de modificar y/o terminar la participación del Participante en cualquier momento y sin responsabilidad alguna hacia el Participante.

Finalmente, el Participante por este medio declara que no se reserva derecho o acción alguna en contra de la Compañía por cualquier compensación o daños y perjuicios en relación con las disposiciones del Plan o de los beneficios derivados del Plan y por lo tanto, el Participante otorga el más amplio finiquito que en derecho proceda a la Compañía, Subsidiarias y sus afiliadas, sucursales, oficinas de representación, accionistas, directores, autoridades, empleados, agentes, o representantes legales en relación con respecto de cualquier demanda que pudiera surgir.

NETHERLANDS

There are currently no country-specific provisions.

PUERTO RICO

There are currently no country-specific provisions.

RUSSIA

Securities Law Acknowledgment.  The Awardee understands that the Plan, the Award Agreement and all other materials the Awardee may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia.  The Shares to be issued at exercise of the Option have not and will not be registered in Russia.  Therefore, the Shares and any other securities described in any Plan-related documents may not be used for public offering or public circulation in Russia.  In no event will Shares issued to the Awardee pursuant to the Option be delivered to the Awardee in Russia; Shares issued to the Awardee pursuant to the Option shall be delivered to the Awardee through the External Administrator and its affiliated companies (or another Company-designated broker) in the United States and kept on the Awardee’s behalf in the United States.  The Awardee is not permitted to sell Shares directly to other Russian legal entities or residents.

Exchange Control Obligations.  The Awardee must repatriate the proceeds from the sale of Shares and any dividends received in relation to the Shares to Russia within a reasonably short period after receipt.  The sale proceeds and any dividends received must be initially credited to the Awardee through a foreign currency account opened in the Awardee’s name at an authorized bank in Russia.  After the sale proceeds are initially received in Russia, they may be further remitted to foreign banks in accordance with Russian exchange control laws.  The Awardee acknowledges that the Awardee should contact his or her personal legal advisor regarding exchange control requirements as significant penalties may apply in the case of non-compliance with such requirements.

Data Privacy.  The Awardee hereby acknowledges that the Awardee has read and understood the terms regarding collection, processing and transfer of the Awardee’s Data contained in Section 14 of the Award Agreement and the Awardee acknowledges that, by accepting the Option, the Awardee is agreeing to such terms.  In this regard, upon request of the Company, the Awardee agrees to provide any executed data privacy consent form to the Employer or the Company (or any other agreements or consents that may be required by the Company) that the Company may deem necessary to obtain under the data privacy laws in the Awardee’s country, either now or in the future.  The Awardee understands that the Awardee may not be permitted to participate in the Plan if the Awardee fails to execute any such consent or agreement.

SINGAPORE

Securities Law Acknowledgement.  The Awardee understands that the Option is granted pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) and is not made with a view to the Shares being subsequently offered for sale to any other party.  The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.  The Awardee acknowledges that the Option is subject to section 257 of the SFA and the Awardee will not be able to make (a) any subsequent sale of the Shares in Singapore or (b) any offer of such subsequent sale of the Shares in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA.

Director Notification Requirement.  If the Awardee is a director, associate director or shadow director(1)  of a Singaporean Affiliate or Subsidiary, the Awardee acknowledges that he or she is subject to certain notification requirements under the Singapore Companies Act.  In particular, the Awardee must notify

(1)  A shadow director is an individual who is not on the board of directors of a company but who has sufficient control so that the board of directors acts in accordance with the “directions or instructions” of the individual.

the Singaporean Affiliate or Subsidiary in writing of an interest (e.g., Options, Shares, etc.) in the Company or any related companies within two (2) business days of (a) its acquisition or disposal, (b) any change in a previously disclosed interest (e.g., when the Shares are sold), or (c) becoming a director (if such an interest exists at the time).

SPAIN

Nature of the Option.  This provision supplements Section 12 of the Award Agreement:

In accepting the Option, the Awardee consents to participate in the Plan and acknowledges that he or she has received a copy of the Plan.  The Awardee understands that the Company has unilaterally, gratuitously and discretionally decided to grant Options under the Plan to individuals who may be employees of the Company or a Subsidiary or Affiliate.  The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Subsidiaries or Affiliates, other than as expressly set forth in the Award Agreement.  Consequently, the Awardee understands that the Option is granted on the assumption and condition that the Option and the Shares issued upon exercise of the Option shall not become a part of any employment contract (either with the Company or any Subsidiary or Affiliate) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever.

Additionally, the Awardee understands that the vesting of the Option is expressly conditioned on the Awardee’s continued and active rendering of Service to the Company or a Subsidiary or Affiliate such that if the Awardee’s Service is terminated for any reason (including for the reasons listed below but with the exception of the circumstances specified in Section 7(b)-(e) of the Award Agreement), the Award will cease vesting immediately effective as of the Termination Date.  This will be the case, for example, even if (a) the Awardee is considered to be unfairly dismissed without good cause; (b) the Awardee is dismissed for disciplinary or objective reasons or due to a collective dismissal; (c) the Awardee’s Service is terminated due to a change of work location, duties or any other employment or contractual condition; (d) the Awardee’s Service is terminated due to unilateral breach of contract of the Company or any of its Subsidiaries or Affiliates; or (e) the Awardee’s Service is terminated for any other reason (with the exception of the circumstances specified in Section 7(b)-(e) of the Award Agreement).  Consequently, upon termination of Service for any of the above reasons, the Awardee will automatically lose any rights to the Option to the extent that the Option has not yet become vested as of the Termination Date, as described in the Award Agreement.  The Awardee acknowledges that he or she has read and specifically accepts the conditions referred to above in Section 7 of the Award Agreement.

Finally, the Awardee understands that this Option would not be made to the Awardee but for the assumptions and conditions referred to herein; thus, the Awardee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of this Option shall be null and void.

SWEDEN

There are currently no country-specific provisions.

SWITZERLAND

There are currently no country-specific provisions.

TAIWAN

There are currently no country-specific provisions.

UNITED KINGDOM

Responsibility for Taxes.  These provisions supplement Section 10 of the Award Agreement:

If payment or withholding of the income tax due in connection with the Option is not made within ninety (90) days of the end of the tax year in which the taxable event occurs or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall constitute a loan owed by the Awardee to the Employer, effective on the Due Date.  The Awardee agrees that the loan will bear interest at the official rate of Her Majesty’s Revenue and Customs (“HMRC”) and will be immediately due and repayable by the Awardee, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to in Section 10 of the Award Agreement.

Notwithstanding the foregoing, if the Awardee is an executive officer or director of the Company (within the meaning of Section 13(k) of the Exchange Act), the Awardee shall not be eligible for a loan to cover the income tax due as described above.  Instead, the amount of any uncollected income tax may constitute a benefit to the Awardee on which additional income tax and National Insurance contributions may be payable.  The Awardee acknowledges that the Awardee will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Employer (as applicable) for the value of any employee National Insurance contributions due on this additional benefit.  The Awardee further acknowledges that the Company or the Employer may recover such amounts from the Awardee by any of the means referred to in Section 10 of the Award Agreement.

Joint Election.  As a condition of the Awardee’s participation in the Plan, the Awardee agrees to accept any liability for secondary Class 1 National Insurance contributions which may be payable by the Company and/or the Employer in connection with the Option and any event giving rise to Tax-Related Items (the “Employer’s Liability”).  Without prejudice to the foregoing, the Awardee agrees to execute a joint election with the Company or the Employer, the form of such joint election being formally approved by HMRC (the “Joint Election”), and any other consent or election required to accomplish the transfer of the Employer’s Liability to the Awardee.  The Awardee understands that the Joint Election applies to any Option granted to him or her under the Plan after the execution of the Joint Election.  The Awardee further agrees to execute such other joint elections as may be required between him or her and any successor to the Company and/or the Employer.  The Awardee further agrees that the Company and/or the Employer may collect the Employer’s Liability from him or her by any of the means set forth in Section 10 of the Award Agreement.

If the Awardee does not enter into a Joint Election prior to the exercise of the Option or any other event giving rise to Tax-Related Items, he or she will not be entitled to exercise the Option or receive any benefit in connection with the Option unless and until he or she enters into a Joint Election, and no Shares or other benefit pursuant to the Option will be issued to Awardee under the Plan, without any liability to the Company and/or the Employer.

UNITED STATES

There are currently no country-specific provisions.

VIETNAM

Exercise of the Option.  The following provision supplements Section 5 of the Award Agreement:

Notwithstanding anything to the contrary in the Award Agreement, the Awardee must exercise this Option using the cashless-sell-all exercise method.  To complete a cashless-sell-all exercise, the Awardee should notify the External Administrator to: (a) sell all of the Shares upon exercise; (b) use the proceeds to pay the Option price, brokerage fees and any applicable Tax-Related Items; and (c) remit the balance in cash to the Awardee.  The Awardee will not be permitted to hold Shares after exercise.  If the Awardee does not complete this procedure, the Company may refuse to allow the Awardee to exercise this Option.  The Company reserves the right to provide the Awardee with additional methods of exercise depending on local developments.